Exhibit 99.1
F & M Bank Corp.—News Release
     TIMBERVILLE, VA—November 20, 2008—F & M Bank Corp. (OTCBB: FMBM), announced that following a thorough review by the company’s management and Board of Directors it did not apply for additional capital under the U.S. Treasury Department’s Capital Assistance Program (CAP). The CAP is part of the broader federal Troubled Asset Relief Program (TARP).
     F & M Bank Corp’s regulatory capital ratios continue to be deemed “Well Capitalized,” at September 30, 2008, the Company’s leverage ratio was 7.97%, and its total risk-based capital ratio was 10.71%. “Given our strong capital ratios, deposit growth and access to alternative sources of funding, we continue to extend credit and conduct business as usual, stated Dean Withers, President and CEO. “Our non-performing loans are currently at a rate of .97% of total loans held for investment, this is actually a decrease from 1.32% as of September 30, 2007. We believe that our conservative lending principles have served us well in these difficult economic times. While we do have some exposure to real estate development activities, we have avoided the sub-prime mortgage activities that have been so prominent in the news recently.”
     F & M recently reported the following performance for the first nine months of 2008, indicative of its strong position:
•	Loan portfolio has grown $64.6 million year to date,

•	Deposits have increased $24,8 million year to date.

•	Net interest income is $11.24 million compared to $10.27 million in 2007, a 9.4% increase.

•	The net interest margin at 3.88% is down only slightly from 3.95% in 2007, in spite of the aggressive rate cuts by the Federal Reserve.

•	Net charge offs year to date total $268,000, which when annualize equates to .09%, well below peer averages.
     Dean Withers commented, “We do not feel that capital assistance from the government is in the best interests of our stockholders, customers or communities. Our primary mission is to be a strong, independent community based financial service provider offering exceptional service to our customers and a commitment to our communities. Throughout the last 100 years we have been unwavering, in good times and bad times, in living up to this commitment.”
     F & M Bank Corp. is an independent, locally-owned community bank holding company, offering a full range of financial services through its subsidiary’s, Farmers & Merchants Bank, nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz